Daktronics, Inc. Announces Third Quarter Fiscal 2010 Results
• Net sales decline 44%, resulting in a net loss of $8.4 million for the quarter
• Large sports business sees lower than expected orders
• Further cost reduction initiatives underway
• $25 million award of procurement contract from the New Jersey Turnpike Authority

Brookings, S.D. – February 23, 2010 – Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2010 third quarter net sales of $72.4 million and a net loss of ($8.4 million), or ($0.20) per diluted share, compared to net sales of $128.7 million and net income of $4.2 million, or $0.10 per diluted share, for the third quarter of fiscal 2009.  Backlog at the end of the fiscal 2010 third quarter was approximately $100 million, compared with a backlog of approximately $128 million a year earlier and $90 million at the end of the second quarter of fiscal 2010.

Net sales, net (loss) and net (loss) per share for the nine months ended January 30, 2010 were $301.2 million, ($2.1 million) and ($0.05) per diluted share, respectively. This compares to net sales, net income and earnings per share of $459.6 million, $26.1 million and $0.63 per diluted share, respectively, for the same period in fiscal 2009.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $25.7 million through the third quarter of fiscal 2010, compared to $11.3 million through the same period one year ago.

In January 2010, the company received a notice of award of a contract with the New Jersey Turnpike Authority to provide full color roadway advisory displays for approximately $25 million over a five-year period, with a minimum guaranteed commitment of approximately $9 million.  This award is subject to final contract execution.  Backlog at the end of the third quarter of fiscal 2010 excludes this order.

The results for the third quarter of fiscal 2010 include a $1.4 million impairment of goodwill related to the company’s Schools and Theatres business unit and its International business unit and a gain of approximately $1.5 million on insurance proceeds.  The insurance proceeds were related to a fire in late October 2009 at the company’s circuit board manufacturing plant and represents the proceeds in excess of the carrying value of the assets destroyed in the fire.

Order bookings in the third quarter of fiscal 2010 were down compared to the third quarter of fiscal 2009 primarily due to the lack of any of the large professional baseball projects moving forward and a number of other orders being delayed, some of which we expect to book in the fourth quarter of fiscal 2010.

“A significant amount of orders came in late January 2010 or are delayed into the fourth quarter of fiscal 2010 which limited conversion to sales in the third quarter,” said Jim Morgan, president and chief executive officer.  “The lack of large baseball projects for this season is highly unusual. We expect that the projects that didn’t happen this year will still happen in the future.  The interest of our customers in providing more entertainment value at sports venues using our display technology is still there.  We have a list of potential projects in our sales pipeline for summer and fall delivery in calendar 2010, but there remains uncertainty on how the economy will impact these projects.  We will know more about this as we move through the fourth quarter of fiscal 2010 and into the first quarter of 2011.”

Morgan continued, “In early February, we received the $25 million notice of award from the New Jersey Turnpike Authority as described above.  This was a significant win for our Transportation business unit.  This order, coupled with what appears to be the exit from North America by a recent aggressive competitor in transportation, reflects an improving situation for future growth opportunities in that business unit.  We are estimating approximately $9 million of revenue from this order in fiscal 2011.”

“The third quarter tends to be a slower time for orders in our Commercial and Schools and Theatres business units.  In the Commercial business unit, our quoting activity and pipeline are rising, and we have a number of opportunities for larger video displays.  In addition, we are seeing increased activity in digital billboards, primarily at the second and third tier company level.  Within our Schools and Theatres business unit, we are seeing more opportunities for video display systems in high schools, which could drive growth in that business,” added Morgan.

“Operating expenses, excluding the goodwill impairment, increased slightly from the second quarter of fiscal 2010 as benefit costs went up and the decreases in personnel costs were not enough to offset that increase,” said Morgan.  “As we look back over the past six quarters, we have reduced operating expenses by over 19% and manufacturing costs by over 28%.  Given the results for the quarter and increased uncertainty of orders, we have become much more aggressive on cost reduction to ensure that we return to profitability while continuing to deliver products and services that our customers value.”

Morgan continued, “We are in the final stages of development of our new DVX outdoor video display product line and expect the first units to be shipped in the fourth quarter of fiscal 2010. This new product line has been well received by our customers.  It is an improved product at a lower price point which enhances our competitive position in the marketplace. The timing and the significance of bringing this major new product on line is causing our projected revenue for the fourth quarter to be back-end loaded, creating a risk that sales could slip in to the following quarter.  We don’t expect this to have any impact on customer commitments.”

“Our gross profit margin decreases were primarily attributable to the decline in sales as compared to our cost infrastructure, higher than expected costs associated with existing customer maintenance agreements and further write-downs of inventory,” said Bill Retterath, chief financial officer.  “We expect gross profit margins to increase in the future, but the amount and timing of increase are difficult to predict.”

Retterath continued, “During the fiscal 2010 third quarter, we closed on the purchase of a building located next to our main campus in Brookings that we had contractually committed to purchase three years ago.  We are moving our circuit board manufacturing operation into this building.  Our level of capital spending continues to be maintenance only expenditures.”

Morgan concluded, “The current environment makes it more difficult than normal to predict what the future holds.  We maintain our belief that our markets are still intact for the long-term, that much of the downturn in orders represents a delay in business versus a long-term decline in market opportunity, and that the business will rebound.  When that does happen we will be well positioned to return to developing long-term shareholder returns.  Until then, cost reduction will continue to be a primary focus for us.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theatres and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2009 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009

Net sales	$72,406	$128,692	$301,221	$459,618
Cost of goods sold	61,634	94,553	226,817	331,921
Gross profit	10,772	34,139	74,404	127,697

Operating expenses:
Selling	13,155	15,513	40,411	47,403
General and administrative	6,523	6,576	19,016	21,812
Product design and development	5,155	5,149	16,558	16,981
Gain on insurance proceeds	(1,496)	-	(1,496)	-
Goodwill impairment	1,410	-	1,410	-
	24,747	27,238	75,899	86,196
Operating income (loss)	(13,975)	6,901	(1,495)	41,501

Nonoperating income (expense):
Interest income	376	516	1,129	1,563
Interest expense	(38)	(32)	(149)	(196)
Other income (expense), net	(265)	(699)	(1,577)	(2,378)

Income (loss) before income taxes	(13,902)	6,686	(2,092)	40,490
Income tax expense (benefit)	(5,531)	2,524	(2)	14,405
Net income (loss)	$(8,371)	$4,162	$(2,090)	$26,085

Weighted average shares outstanding
Basic	41,004	40,629	40,862	40,500
Diluted	41,122	40,953	41,012	41,178

Earnings (loss) per share:
Basic	$(0.20)	$0.10	$(0.05)	$0.64
Diluted	$(0.20)	$0.10	$(0.05)	$0.63

Cash dividend paid per share	$-	$-	$0.095	$0.09

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	January 30,
	2010	May 2,
	(unaudited)	2009
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$58,570	$37,584
Accounts receivable, less allowance for doubtful accounts	40,277	61,412
Inventories	37,494	51,400
Costs and estimated earnings in excess of billings	24,402	27,541
Current maturities on long-term receivables	6,973	7,962
Prepaid expenses and other	5,296	5,587
Deferred income taxes	15,293	15,017
Income tax receivable	6,223	-
Property and equipment available for sale	182	470
Total current assets	194,710	206,973

Advertising rights, net	1,591	2,392
Long-term receivables, less current maturities	13,469	15,879
Investments in affiliates	530	2,541
Goodwill	3,262	4,549
Intangible and other assets	3,920	2,804
Deferred income taxes	395	311
	23,167	28,476
PROPERTY AND EQUIPMENT:
Land	1,471	1,204
Buildings	54,821	50,810
Machinery and equipment	52,837	50,013
Office furniture and equipment	53,732	52,369
Equipment held for rental	2,353	2,423
Demonstration equipment	9,043	8,021
Transportation equipment	4,531	5,115
	178,788	169,955
Less accumulated depreciation	94,883	80,528
	83,905	89,427
TOTAL ASSETS	$301,782	$324,876

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	January 30,
	2010	May 2,
	(unaudited)	2009
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$19,339	$30,273
Accrued expenses and warranty obligations	31,155	35,548
Current maturities of long-term debt and marketing obligations	381	367
Billings in excess of costs and estimated earnings	10,079	13,769
Customer deposits	8,964	10,007
Deferred revenue (billed or collected)	6,526	6,669
Income taxes payable	522	2,935
Total current liabilities	76,966	99,568

Long-term debt, less current maturities	13	23
Long-term marketing obligations, less current maturities	550	759
Long-term warranty obligations, less current maturities	4,583	4,805
Deferred income taxes	4,755	4,948
Long-term deferred revenue (billed or collected)	4,354	2,862
Total long-term liabilities	14,255	13,397
TOTAL LIABILITIES	91,221	112,965

SHAREHOLDERS' EQUITY:
Common stock	29,936	27,872
Additional paid-in capital	16,449	13,898
Retained earnings	164,742	170,705
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(557)	(555)
TOTAL SHAREHOLDERS' EQUITY	210,561	211,911
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$301,782	$324,876

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Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	January 30,	January 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(2,090)	$26,085
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	16,762	18,026
Amortization	236	236
Gain on sale of property and equipment	(993)	(977)
Stock-based compensation	2,491	2,367
Equity in losses of affiliate	1,532	1,698
Goodwill impairment	1,410	-
Provision for doubtful accounts	(270)	71
Loss on sale of equity investment	230	-
Deferred income taxes, net	(554)	(356)
Change in operating assets and liabilities	19,059	(19,520)
Net cash provided by operating activities	37,813	27,630

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(12,945)	(19,306)
Loans to equity investees	(1,676)	(499)
Purchase of equity investments	(100)	-
Proceeds from sale and insurance recoveries of property and equipment	820	3,017
Proceeds from sale of equity method investments	535	-
Net cash used in investing activities	(13,366)	(16,788)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	365	626
Excess tax benefits from stock-based compensation	60	363
Principal payments on long-term debt	(13)	(545)
Dividend paid	(3,874)	(3,635)
Net cash used in financing activities	(3,462)	(3,191)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
CASH EQUIVALENTS	(180)	214

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,805	7,865

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	36,501	9,325

CASH AND CASH EQUIVALENTS END OF PERIOD	$57,306	$17,190

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Daktronics, Inc. and Subsidiaries
Sales and Orders By Market
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
Net Sales
Commercial	$20,903	$35,436	$69,011	$131,619
Live Events	22,773	63,281	125,617	204,772
Schools & Theatres	12,325	12,490	49,526	52,151
Transportation	8,087	5,002	31,307	23,301
International	8,318	12,483	25,760	47,775
Total Net Sales	$72,406	$128,692	$301,221	$459,618

Orders
Commercial	$21,892	$24,491	$65,554	$114,163
Live Events	32,280	70,373	113,729	190,695
Schools & Theatres	10,280	10,414	48,076	47,056
Transportation	9,403	10,899	25,473	28,820
International	8,628	9,310	32,336	33,983
Total Orders	$82,483	$125,487	$285,168	$414,717

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